Exhibit 19
Insider Trading Policy

GENERAL INFORMATION
The securities laws and regulations enforced and promulgated by the Securities and Exchange Commission (the "SEC"), which are applicable to the common shares of Ohio Valley Banc Corp. (the "Company"), seek to ensure that all buyers and sellers of securities have the same amount of information regarding such securities by establishing strict anti-fraud standards, including the prohibition of "insider trading." "Insider trading" is the term used to refer to trading (buying or selling) securities while in possession of "material" information that is not available to the general public. Because the principal business of the Company is owning the stock of The Ohio Valley Bank Company (the "Bank") and its other subsidiaries, the market price of the common shares of the Company ("Company Stock") is significantly dependent upon the operations and affairs of its subsidiaries. As a result, the market price of Company Stock is affected not only by the existence of willing buyers and sellers, but also by the nature and extent of information available about the Company and its subsidiaries. Due to the relationship between the Company and its subsidiaries, the directors, officers and employees of the subsidiaries may have (or may be deemed to have) material non-public information about the Company.
POLICY STATEMENTS
Persons Subject to the Policy
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company's Board of Directors, and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information.
This Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Stock are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Stock (collectively referred to as "Family Members"). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Stock, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase of sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
In addition, this Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Individual Responsibility
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Stock while in possession of material non-public information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entities also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading "Consequences of Violations."
Material Information Defined
Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•	Projections of future earnings or losses, or other earnings guidance;
•	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•	A pending or proposed merger, acquisition, joint venture, or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset;
•	Significant related party transactions;
•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	Bank borrowings or other financing transactions out of the ordinary course;
•	The establishment of a repurchase program for Company Stock;
•	A change in management;
•	A change in auditors or notification that the auditor's reports may no longer be relied upon;
•	Pending or threatened significant litigation, or the resolution of such litigation;
•	Impending bankruptcy or the existence of severe liquidity problems;
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A cybersecurity incident, including, but not limited to, a breach of our information systems; a discovered vulnerability of our information systems; an accidental release of confidential information; a disruption of our system due to malware, ransomware or a distributed denial-of-service attack; or a cyber-incident suffered by a third party that affects the Company; or

•	The imposition of an event-specific restriction on trading in Company Stock or the securities of another company.
Even after initial public disclosure of material information, further developments may give rise to additional non-public material information requiring you to refrain from activities in Company Stock. If in doubt about whether information of which you are aware is material or whether all material information of which you are aware has been made public, you should ask Larry Miller or Tom Shepherd.

When Information is Considered Public
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones "broad tape," newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC's website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Stock until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
You May Not Act on Material Non-Public Information
If a director, an officer or an employee of the Company or any of its subsidiaries has material non-public information pertaining to the Company or any of its subsidiaries, that person is prohibited from buying, selling or pledging Company Stock or engaging in any other transaction or action to take advantage of that information, including activities described herein with respect to the dividend reinvestment plan.
While in possession of material non-public information, no director, officer or employee of the Company or any of its subsidiaries may pass that information on to any other person.
Whether the information is proprietary information about the Company or a subsidiary or other non-public information that could have an impact on the price of Company Stock, employees, officers and directors must not pass the information on to others. Please remember that information received in your capacity as a director, officer or employee of the Company or a subsidiary is confidential. Penalties for "tipping" information apply whether or not you derive any benefit from another's actions.
You should not discuss non-public Company information with the press, analysts or other persons outside the Company and the Bank. Public announcements or other public disclosure of Company or subsidiary information may only be made by persons specifically authorized by the Company to make such announcements or disclosures. If you receive inquiries by any third party about Company information, you should notify the Senior Vice President of Corporate Communications.
Your participation in social media or other on-line dialogues or discussions involving the Company, its subsidiaries, the business of the Company or its subsidiaries, or Company Stock should be conducted in accordance with the Bank's Social Media Policy and Guidelines, as amended from time to time, or unless you are the Chairman, CEO, President, or Senior Vice President of Corporate Communications of the Company or the Bank or are permitted by one of such individuals to make a specific communication in such manner.  The Social Media Policy and Guidelines shall be deemed to cover information disclosed or statements made about the Company as well as the Bank.

Transactions Subject to the Policy
This Policy applies to transactions in the Company's securities, including Company Stock, options to purchase Company Stock, or any other type of securities that the Company may issue. The restriction on insider trading is not limited to trading in Company Stock. It also includes trading in the securities of other firms, such as those with which the Company may be negotiating a significant transaction, with respect to which a person may have knowledge.
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company's policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company's preferences as described below:
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Short-Term Trading. Short-term trading of Company Stock may be distracting to the person and may unduly focus the person on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any director, officer, or other employee of the Company who purchases Company Stock in the open market may not sell any Company Stock of the same class during the six months following the purchase (or vice versa). This prohibition applies only to purchases in the open market and does not apply to stock option exercises or other employee benefit plan transactions.

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Short Sales. Short sales of Company Stock (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance. For these reasons, short sales of Company Stock are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")

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Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material non-public information and focus a director's, officer's, or other employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

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Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Stock obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company's other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. The Company requires that any such transaction be reviewed by Larry Miller or Tom Shepherd prior to the time you enter into it. Such officer will assess the proposed transaction and, in light of the facts and circumstances, make a determination as to whether the proposed transaction may be completed or would violate this Policy.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Stock, directors, officers, and other employees are, except as otherwise noted herein, prohibited from holding Company Stock in a margin account or otherwise pledging Company Stock as collateral for a loan. (Pledges of Company Stock arising from certain types of hedging transactions are governed by the paragraph above captioned "Hedging Transactions.") If you wish to pursue any such transaction, the Company requires that the transaction be approved by Larry Miller or Tom Shepherd prior to the time you enter into it. Such officer will assess the proposed transaction and, in light of the facts and circumstances, make a determination as to whether the proposed transaction may be completed or would violate this Policy.

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Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer, or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on Company Stock. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should be approved by Larry Miller or Tom Shepherd prior to the time you enter into it.

The restrictions of this Policy do not apply to the following transactions, except as specifically noted:
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Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

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Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Stock under the Company's dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Stock. This Policy does apply, however, to voluntary purchases of Company Stock resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Stock purchased pursuant to the plan.

Additional Trading Restrictions for Directors, Executive Officers, and Other Designated Employees

Directors, executive officers and certain employees of the Company and its subsidiaries who regularly have access to, or general material non-public information, are subject to additional restrictions on trading in Company Stock. Claims of insider trading are investigated with twenty-twenty hindsight, and even the appearance of impropriety can damage both the executive and the Company. These additional trading restrictions represent an effort to guard against even the appearance of impropriety and to protect the individuals who are subject to the additional restrictions. Therefore, in addition to the broad prohibitions on insider trading that apply to all Company and subsidiary personnel, the following additional trading restrictions will apply to you:
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Closed Window. Except as otherwise provided herein, neither you or any Family Member, nor any Controlled Entity, may buy, sell or pledge Company Stock or engage in any other transaction involving Company Stock for a period beginning after the close of business on the 15th day prior to the end of each fiscal quarter and ending the third business day following the public release by the Company of the prior quarter's or prior year's financial results.

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Pre-Clearance. All transactions involving Company Stock (including pledging, option, hedging and margin account transactions) by you, any Family Member, or any Controlled Entity must be pre-cleared by Larry Miller or Tom Shepherd. You must also pre-clear gifts of Company Stock. If a transaction is contemplated, please contact one of such people in advance. Prior clearance is required for all purchases, sales and inclusion of Company Stock in a margin account. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities or banking laws and regulations or compliance with the Company's Code of Ethics. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction does not occur within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

The limited exceptions to the Policy for certain stock benefit plan transactions and transactions involving "blind trusts" or Rule 10b5-1(c) plans may also apply to the additional trading restrictions set forth above.
You Must Honor Black-Out Periods
If a director, officer or employee is informed that the Company has implemented a special black-out period, such individual may not trade during that black-out period and may not disclose that trading has been suspended to anyone, including other Company or subsidiary employees (who may themselves not be subject to the black-out).
Directors, Exec Officers and Certain Other Employees Must Follow Supplemental Trading Restrictions
To avoid even the appearance of impropriety, additional restrictions on trading Company Stock apply to (i) all directors of the Company and the Bank, (ii) all executive officers of the Company, and (iii) certain other officers and employees who regularly have access to, or generate, material non-public information relating to the Company or its subsidiaries and who have been notified by management that they are subject to such restrictions. The additional restrictions are set forth in the Supplemental Information section of the policy. Each such director, executive officer or other designated officer or employee should carefully review this information.

This Policy Continues after Termination of Affiliation with the Company
This Policy continues to apply to your transactions even after you have ceased to be an employee or director. If you are in possession of material non-public information when your affiliation with the Company terminates, you may not trade in Company Stock (or the securities of any other company about which you obtained material non-public information due to your affiliation with the Company) until that information has become public or is no longer material.
The Board Must Approve Sales of Company Stock to the Company
Sales of Company Stock by a director, officer or employee to the Company must be approved in advance by the Board of Directors of the Company. In addition, such transactions may be subject to approval by the Ohio Valley Banc Corp. Audit Committee under the Ohio Valley Banc Corp. Statement of Policy with Respect to Related Party Transactions.
Consequences of Violations
The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company's securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. As a result, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.
SUPPLEMENTAL INFORMATION
Covered Parties Must Follow Policy No Matter the Circumstance
Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. Strict adherence to this Policy is essential. Consequently, even transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) cannot be an exception to compliance. You must consider this Policy carefully when contemplating any transaction involving Company Stock. In connection with a contemplated sale in particular, we urge you to take all possible precautions to avoid a situation where your inability to obtain pre-clearance of a sale will create a personal financial crisis. Because of the regulatory restrictions that have created the need for this Policy, your Company Stock should not be considered a liquid asset that can be easily converted into cash.
Limited Exceptions to Insider Trading Policy
SEC Rule 10b5-1(c) provides an affirmative defense against insider trading liability under the federal securities laws for a transaction done pursuant to a "blind trust" (generally, a trust or other arrangement in which investment control has been completely delegated to a third party) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of material non-public information, even though the transaction in question may occur at a time when the person is aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 that has been submitted to and acknowledged by the Chief Executive Officer.

Notwithstanding any other provisions of this Policy, certain transactions between the Company and any director, officer or employee, including transactions pursuant to stock benefit plans pursuant to which Company Stock has been or may be awarded to or purchased by a director, officer or employee, may not be subject to the provisions of this Policy. All transactions with respect to stock benefit plan awards shall be governed by such stock benefit plans or award agreements under such plans. You should consult with Larry Miller or Tom Shepherd if you are in possession of material non-public information about the Company and wish to make an election to diversify your account under the Ohio Valley Banc Corp. Employees' Stock Ownership Plan and Trust.
Gifts generally are not subject to the restrictions of this Policy, unless you have reason to believe that the recipient intends to sell the shares while you are in possession of material non-public information or you expect to derive a personal benefit from the gift.  No gift of Company stock may be made with a purpose or effect of violating the Company's Code of Ethics. Further, transactions in mutual funds that are invested in Company Stock are not transactions subject to this Policy.
Additional Guidance
Any person who has any questions about this Policy or questions about specific transactions may obtain guidance from Larry Miller or Tom Shepherd. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.
This policy will be reviewed and approved annually by either the Board of Directors or the Executive Committee.